SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC 20549


                            FORM 8-K

                        CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of report (Date of earliest event reported) January 20, 2000


                     Brunswick Corporation
     (Exact name of registrant as specified in its charter)

                            Delaware
         (State or other jurisdiction of incorporation)

            1-1043                          36-0848180
     (Commission File Number)   (IRS Employer Identification No.)

     1 North Field Court, Lake Forest, Illinois  60045-4811
      (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (847) 735-4700


 (Former name or former address, if changed since last report.)






Item 5.   Other Events

     On January 13, 2000, the Company announced plans to restructure its bicycle division. As part of this restructuring, the Company is planning to cease manufacturing bicycles in North
America.

     The Company plans to phase out of manufacturing bicycles in the United States and Mexico over the next six months and to source bicycles from Asia. In addition, it will dispose of its wagons, sleds and bicycle parts and accessories businesses. The Company's bicycle division workforce would be reduced by approximately 80 percent. Implementation of these plans would affect approximately 750 employees at two plants in Mexico and up to 325 employees at a plant in Olney, Illinois.

     The Company will record approximately $185 million of charges related to its bicycle business. These charges include approximately $134 million to write off the goodwill associated with the 1996 acquisition of Roadmaster as continued pricing pressure has substantially reduced the expected profitability of this business. Also included is an approximately $27 million inventory write-down resulting from the previously mentioned price declines and the effect of the planned phase out of manufacturing. The remainder of the charge consists of asset write-downs, lease termination expense and estimated severance. Approximately $178 million of charges will be recorded in the fourth quarter of 1999, with the balance recorded in the first quarter of 2000 to coincide with the implementation of the strategic actions.


Forward Looking Statements

     Certain statements in this Form 8-K are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to, further deterioration of product prices; the ability to successfully transition production to Asian sources; the ability to liquidate inventory and cease bicycle manufacturing operations within the time, cost and manner estimated; and competitive actions.


                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BRUNSWICK CORPORATION



DATE: January 20, 2000             By:    /s/ Dustan McCoy
                                   Name:  Dustan McCoy
                                   Title: Vice President,
                                          General Counsel
                                          and Secretary